Exhibit 4.4

Mobile-health Network Solutions

(the “Company”)

STRICTLY PRIVATE AND CONFIDENTIAL

TRANSFER OF SHARES

I, [            ] (NRIC: [            ]), residing at [            ]

Herein after called the said Transferor

In consideration of the Sum of S$[            ] (in Cash and Kind as spelled out at Clause 1.4 below)

paid by [            ] (NRJC: [            ]), residing at [            ]

herein after called the said Transferee

Do hereby bargain, sell, assign, and transfer to the said Transferee [            ] Ordinary Class A Shares (1% of the total paid up capital of the Company) in the undertaking called the

MOBILE-health Network Solutions (CT-313720)

With its registered address at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYl-1111, Cayman Islands.

To hold unto the said Transferee, its Executors, Administrators, and Assigns subject to several conditions stated on the shareholders’ agreement below on which I held the same immediately before the execution hereof; and the said Transferee, do hereby agree to accept the said Ordinary CLASS A Shares subject to the conditions aforesaid.

Mobile-health Network Solutions

(the “Company”)

STRICTLY PRIVATE AND CONFIDENTIAL

IN WITNESS WHEREOF,

Signed by the above-named Transferor	)
)

In the presence of:	)
Signature:	)
Name	)
Address	)
Occupation	)
)

Signed by the above-named Transferee )
)

in the presence of:	)
Signature and name	)
Address	)
Occupation	)

NOTE: A HUSBAND MUST NOT WITNESS THE SIGNATURE OF HIS WIFE OR VICE-VERSA

Mobile-health Network Solutions

(the “Company”)

STRICTLY PRIVATE AND CONFIDENTIAL

SHAREHOLDERS’ AGREEMENT (Ordinary Shares only)

The Shareholders’ agreement for an investment in Mobile-health Network Solutions (the

“Company”) is as followed:

1.	Investment

1.1.	Investment: The proposed business plan (the “Business Plan”) calls for an equity injection of $[ ] (the “Investment”). Of this amount, will provide $[ ] in Cash/Kinds (the “Investor”)

1.1.	Valuation: The company will be at a pre-money valuation of $[ ]. The investor will hold no less than 1.0% of the issued share capital of the Company on completion of the investment.

1.2.	Type of Shares: The Investment will be made in the form of A shares in the capital of the Company (“Ordinary A Shares”), the terms of which are set out in appendix 1.

1.3.	Considerations: The investment will be made in 2 tranches at $[ ] per annum over two years and is to be paid at [ ] of each calendar year. [ ] will take up company directorship position as specified in Appendix 2.

1.4.	Use of proceeds: The proceeds from the Investment must be used for the Company’s working capital requirements and in the development of the App in furtherance of the Business Plan.

2.	Terms of Investment

2.1.	Warranties: The Company will provide the Investors with customary warranties. The Company will be liable up to the amount of the Investment in respect of the warranties.

2.2.	Board: Board meetings will be held at intervals of not more than 12 weeks.

2.3.	Information rights: The Company will have an obligation to supply normal financial and operational information about the Company to the Investors.

2.4.	Obligations of the Founders: The Founders (being [ ]) will: (a) give customary non-competition, non-solicitation and confidentiality undertakings and (b) warrant an assignment of intellectual property rights

2.5.	Shares held by the Founders: Shares in the Company held by the Founders will be subjected to the restrictions, vesting rights and bad leaver provisions as summarised in appendix 3.

2.6.	Costs: The Company will pay the Investors’ fees and expenses in respect of the Investment at completion up to $1500.00

2.7.	Shares Dilution: For any dilution to raise more funds, [ ] will further dilute their shareholdings until their shareholding reach 25% and 20% respectively and [ ] will dilute his share until his shareholding reaches 15% and all threes will inject the fund into the company as shareholders’ loan which will eventually be forgiven.

2.8.	Further Shares Dilution: Upon reaching the threshold as stated in 2.7 above, any further fund raising will be by way of issuing new shares (may it be ordinary shares, preferential shares or share options) with the exemption of clause 2.9 below. All the shareholders’ percentage holdings may it be Class A or Class B shares will be proportionately diluted except for the shareholding held by [ ] which will be protected from dilution.

2.9.	Shareholders sales: At the end of 2 years or earlier subject to majority (75%) votes, the pre series shareholders will be allowed to sell in pro rata percentage shareholdings it hold up to a maximum of 5% of its shareholdings to the series VC funds at each series. The remaining shares will be proportionately diluted.

2.10.	Salaries: All the founders will not be paid any salaries until the company is profitable at which time the founders will be paid a salary commensurate to market rate.

2.11.	Shares pledged: It is understood that up to 5% of Class A ordinary share has been pledged to the original team of developers. These shares cannot be cashed out until there is an exit event in the way of IPO. The developers can only cash out at up to the maximum of 5% of its shareholdings per financial year.

3.	Confidentiality

3.1.	This Shareholders’ agreement is written on the basis that its content and existence are confidential and will not be revealed by the Investors, the Company or the Founders to any third party or be the subject of any announcement.

3.2.	The Investor and the Company have entered into a non-disclosure agreement.

4.	Applicable law

This agreement (and any dispute or claim to it or its subject matter (including non-contractual claims) is governed by Singapore law and on acceptance of these terms the parties submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

[On copy]

To: Transferee

I hereby acknowledge and accept the terms of the above Shareholders’ agreement

Signed by:

Dr. Siaw Tung Yeng	Date:

for and on behalf of Mobile-health Network Solutions

Signed by:

Name of Transferee	Date:

Mobile-health Network Solutions

(the “Company”)

STRICTLY PRIVATE AND CONFIDENTIAL

Appendix l

Rights attaching to Ordinary Shares

1.	Voting: The Ordinary Class A Shares will have one vote per share on all matters

2.	Dividends: Any dividends or distributions will be payable to all shareholders on a pro rata basis.

3.	Pre-emption rights on new issues: Investors will have the right to participate with the other shareholders in any new issues of securities prorate to their holding of shares including the right to acquire excess securities not accepted by other shareholders of the Company. The Investors may assign this right to another member of their fund group.

4.	Pre-emption rights on transfer: Subject to customary permitted transfers, including transfers by Investors to affiliated funds, all shareholders will have a right of first refusal to acquire any shares of the Company which are proposed to be transferred or sold including the right to acquire any excess shares not accepted by any other shareholder.

5.	Co-sale: Investors will have co-sale rights such that if any shareholder has an opportunity to sell any of his shares, Investors must be given the opportunity to sell a pro rata proportion of the number of shares being sold by such shareholder on the same terms and at the same price.

6.	Drag-along: If the holders of not less than two-thirds of the Ordinary Share (including the Investor Majority) agree to sell their shares, there will be drag along rights so that all remaining shareholders and option holders will be required to sell their shares to the same purchaser at the same price.

Mobile-health Network Solutions

(the “Company”)

STRICTLY PRIVATE AND CONFIDENTIAL

Appendix 2

Rights attaching to shares held by Founders

The roles and responsibilities of company directorship position covered by [            ] are (but not limited to) as followed:

1.	Company directorship for the Company and/or its subsidiaries and/or its associated companies over a 5 years’ period, with the following key advisory and fiduciary duties in:

[            ]

2.	The Company may change the roles and responsibilities of company directorship position from time to time, pursuant to any applicable law or regulation.

Mobile-health Network Solutions

(the “Company”)

STRICTLY PRIVATE AND CONFIDENTIAL

APPENDIX 3

Rights attaching to shares held by Founders

1.	Bad Leaver: means a Founder who ceases to be an employee or consultant of the Company within a period of 3 years of completion of the Investment by reason of: (a) voluntarily resigning or (b) dismissal by the Company by reason of breach of contract or if he is neither an employee nor a consultant is in material breach of the schedule of actions he has agreed to undertake.

2.	Compulsory conversion: If a Founder is a Bad Leaver, all of his unvested shares will convert into worthless deferred shares

3.	Application: The Board and the Investor Majority can determine whether any provisions of paragraphs 1 to 2 shall not apply to a Founder.